 Exhibit 99.1

TPI Received Notice of Non-Compliance with NYSE MKT Continued Listing Requirements

Tianyin Pharmaceutical Inc. (NYSE Amex: TPI) (the “Company”), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine (mTCM), branded generics and active pharmaceutical ingredients (API), received notice on November 25, 2015 from the NYSE MKT LLC (the “Exchange”) indicating that the Company is below certain of the Exchange’s continued listing standards, as set forth in Sections 134 and 1101 of the NYSE MKT Company Guide, due to the delay in filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2015 (the “Form 10-Q”), in addition to the delay in filing of its Annual Report on Form 10-K for the year ended June 30, 2015 (the “Form 10-K”). Under NYSE MKT rules, until the Company files the Form 10-Q and Form 10-K, its common stock will remain listed on the NYSE MKT under the symbol “TPI,” but assigned an “.LF” indicator to signify late filing status and the Company is on the list of NYSE MKT noncompliant issuers on the website. The indicator will be removed when the Company has regained compliance with all applicable continued listing standards.

In order to maintain its listing, the Company intends to submit a supplement to its compliance plan by December 4, 2015 to the Exchange. If the plan is accepted, the Company must be in compliance with all the Exchange’s continued listing standards by April 16, 2016 and must make progress consistent with the compliance plan submitted to the Exchange; otherwise, the Exchange will initiate delisting procedures as appropriate.

Currently the Company is working diligently to compile and disseminate the information required to be included in the Form 10-K and Form 10-Q. The Company expects to file the Form 10-K and Form 10-Q before April 16, 2016.

About TPI

Headquartered at Chengdu, China, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, mTCM, branded generics and API. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 10 are included in the essential drug list (EDL) of China. TPI’s pipeline targets various high incidence healthcare indications. For more information about TPI, please visit: http://www.tianyinpharma.com

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Investors Contact: ir@tpi.asia

Web: http://www.tianyinpharma.com

Tel: +86-28-8551-6696 (Chengdu, China)

Address:

23rd Floor Unionsun Yangkuo Plaza

No. 2, Block 3, South Renmin Road

Chengdu, 610041

China